Exhibit 99.2

TN-K Energy Group Inc. Enters into an Assignment of Oil and Gas Lease
Company continues to expand operations

Crossville, TN -- (GlobeNewswire)—November 12, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that on November 6, 2009, the company entered into an Assignment of Oil and Gas Lease with two unrelated third parties which has resulted in the company acquiring a 27.5% revenue interest in 18 oil wells, together with a 27.5% interest of all equipment located on the wells, including tanks, well head and pumps, flow lines and all other equipment used to operate the wells. The wells, which were drilled between February 2008 and May 2009, are located on the J.R. and Pansy Clark Leases in the Exie Quadrangle in Green County, Kentucky.  Current production on these wells is estimated at approximately 100 barrels per day.

“We are pleased to have acquired a 27.5% revenue interest in these 18 oil wells and the equipment used to operate these wells," said Ken Page, the company’s President.  “This acquisition was a major step in the expansion of our operations.  We believe that these wells will be very profitable for us and will provide the company with an immediate source of revenue and cash flow.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company that has recently begun operations in the energy sector through the leasing of acreage in Tennessee and Kentucky.  It is our intent to expand our operations to include the sale of oil and natural gas and the leasing of additional properties for oil, natural gas and coal production.  Presently, our assets include the leases for approximately 43 acres in Kentucky and Tennessee, as well as a 27.5% revenue interest in 18 oil wells with an estimated total production of approximately 100 barrels per day together with a 27.5% interest in all of the equipment located on the wells and used to operate the wells.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599